EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 0333-63359, 333-64977, 333-66419, 333-73188, 333-101282, and 333-139670 and Form S-3 No. 333-109892) of G&K Services, Inc. and subsidiaries and in the related Prospectus of our reports dated August 27, 2008, with respect to the consolidated financial statements and schedule of G&K Services, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of G&K Services, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended June 28, 2008.

/s/ Ernst & Young LLP
Ernst & Young LLP
Minneapolis, Minnesota
August 27, 2008